Exhibit 99.1

               Potlatch Reports Second Quarter Results

    SPOKANE, Wash.--(BUSINESS WIRE)--July 31, 2006--Potlatch Corporation (NYSE:PCH) today reported net earnings of $8.0 million, or $.21 per diluted common share, for the second quarter of 2006, compared to net earnings of $8.2 million for the second quarter of 2005. The slight decrease in earnings was due to lower results for the Wood Products and Resource segments, which were nearly offset by better results for the Consumer Products and Pulp and Paperboard segments. The company also had a lower income tax provision during the current quarter.
    Net revenues for the second quarter of 2006 were $414.6 million, compared with $368.5 million recorded in the second quarter of 2005.
    Net earnings for the first six months of 2006 totaled $70.8 million, or $2.06 per diluted common share, compared to net earnings of $12.0 million, or $.41 per diluted common share, for the first six months of 2005. Results for the first six months of 2006 included a net tax benefit of $51.2 million, or $1.49 per diluted common share, related to the company's January 1, 2006, conversion to a real estate investment trust (REIT).
    The Resource segment reported operating income of $9.8 million for the second quarter of 2006, compared with $13.5 million earned in the second quarter of 2005. The lower earnings were primarily due to a decreased harvest of fee timber in Arkansas and a loss at the company's Boardman, Oregon, hybrid poplar operation. The Boardman operation was in a development stage in the second quarter of 2005, and most of the expenses were capitalized in that quarter. Following the start of harvesting operations in late 2005, most operating costs are now expensed against income. An increased fee harvest and higher sales prices for logs in Idaho partially offset the unfavorable comparison.
    The Land Sales and Development segment, which is a new segment beginning in 2006, reported operating income of $1.5 million for the second quarter of 2006, compared with operating income of $0.5 million for 2005's second quarter. The improved results were due to the sale of a conservation easement in Minnesota recorded in the second quarter of 2006.
    Operating income for the Wood Products segment was $3.5 million for the second quarter of 2006, compared with income of $13.7 million for the second quarter of 2005. "Depressed markets for our southern lumber products and higher log costs, especially in Idaho, were largely responsible for the decline in Wood Products earnings," noted Michael J. Covey, Potlatch president and chief executive officer. "These unfavorable comparisons were partially offset by continued strong markets for cedar products produced in our Idaho sawmills," added Covey.
    For the second quarter of 2006, the Pulp and Paperboard segment reported operating income of $3.9 million, versus an operating loss of $0.1 million for the second quarter of 2005. "Pulp and Paperboard results were favorably affected by higher selling prices and increased shipments of both paperboard and pulp, as well as lower wood fiber and maintenance costs," Covey remarked.
    The Consumer Products segment reported operating income of $7.0 million for the second quarter of 2006, compared with operating income of $1.8 million reported for the second quarter of 2005. "The higher earnings were attributable to a 20% increase in shipments and higher net selling prices for our consumer tissue products compared to 2005's second quarter," noted Covey. The higher net selling prices were due to a combination of price increases and sheet count reductions.
    The company recorded an income tax provision of $1.3 million for the second quarter of 2006, compared with an income tax provision of $5.1 million for the same period in 2005. The lower provision was largely the result of the company's conversion to a REIT in 2006, as our qualified REIT activities are generally not subject to federal corporate level income taxes.
    Potlatch is a REIT with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Oregon. Through a taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue products.

    This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.


          Potlatch Corporation and Consolidated Subsidiaries
                       Statements of Operations
     Unaudited (Dollars in thousands - except per-share amounts)

                                  Quarter Ended     Six Months Ended
                                     June 30             June 30
                                  2006      2005      2006      2005
                                --------  --------  --------  --------
Revenues                       $414,623  $368,473  $817,104  $705,383
                                --------  --------  --------  --------
Costs and expenses:
  Depreciation, depletion and
   amortization                  22,314    19,704    45,006    38,675
  Materials, labor and other
   operating expenses           353,917   307,552   693,623   591,810
  Selling, general and
   administrative expenses       22,093    21,289    45,740    42,285
                                --------  --------  --------  --------
                                398,324   348,545   784,369   672,770
                                --------  --------  --------  --------
Earnings from operations         16,299    19,928    32,735    32,613

Interest expense                 (7,323)   (7,235)  (14,682)  (14,486)
Interest income                     295       598     1,097     1,313
                                --------  --------  --------  --------
Earnings before taxes             9,271    13,291    19,150    19,440
Provision (benefit) for taxes     1,273     5,117   (51,621)    7,484
                                --------  --------  --------  --------
Net earnings                   $  7,998  $  8,174  $ 70,771  $ 11,956
                                ========  ========  ========  ========
Net earnings per common share:(a)
  Basic                        $    .21  $    .28  $   2.07  $    .41
  Diluted                           .21       .28      2.06       .41
Average shares outstanding (in
 thousands):
  Basic                          38,681    29,020    34,159    28,993
  Diluted                        38,819    29,209    34,336    29,167
                               --------- --------- -------- --------

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.

(a) On March 31, 2006, the Company paid a special earnings and profit distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the REIT conversion. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share for the quarter and six months ended June 30, 2006 and 2005, as if the common stock distribution had occurred at the beginning of each period:

                                  Quarter Ended     Six Months Ended
                                     June 30             June 30
                                  2006      2005      2006      2005
                                --------  --------  --------  --------
  Diluted earnings per common
   share
     As reported               $    .21  $    .28  $   2.06  $    .41
     Pro forma                 $    .21  $    .21  $   1.83  $    .31


          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
                        2006 amounts unaudited
           (Dollars in thousands - except per-share amounts)

                                                 June 30,    Dec. 31,
                                                   2006        2005
                                                ----------  ----------
Assets
Current assets:
  Cash and short-term investments              $   20,432  $   63,833
  Receivables, net                                118,756     114,641
  Inventories                                     161,836     209,696
  Prepaid expenses                                 18,990      15,006
                                                ----------  ----------
    Total current assets                          320,014     403,176
Land other than timberlands                         8,507       8,507
Plant and equipment, at cost less
  accumulated depreciation                        577,302     589,161
Timber, timberlands and related
  logging facilities                              396,155     400,595
Other assets                                      232,710     227,358
                                                ----------  ----------
                                               $1,534,688  $1,628,797
                                                ==========  ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Current installments on long-term debt       $    8,658  $    2,357
  Accounts payable and accrued liabilities        151,050     144,943
                                                ----------  ----------
    Total current liabilities                     159,708     147,300
Long-term debt                                    324,460     333,097
Other long-term obligations                       264,664     245,867
Deferred taxes                                    128,071     197,385
Stockholders' equity                              657,785     705,148
                                                ----------  ----------
                                               $1,534,688  $1,628,797
                                                ==========  ==========

Stockholders' equity per common share          $    16.99  $    24.01
Working capital                                $  160,306  $  255,876
Current ratio                                       2.0:1       2.7:1
                                                ----------  ----------

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.

                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                                Quarter Ended      Six Months Ended
                                   June 30              June 30
                                2006      2005       2006       2005
                              --------  --------  ---------  ---------
Distributions per common
 share (1) (annual rate)     $   1.96  $    .60  $    1.96  $     .60
                              ========  ========  =========  =========

(1) Distributions for 2006 reflect the annualized rate, after adjustment for a special earnings and profit distribution of $15.15 per common share paid in the first quarter.

                          Segment Information
                        (Dollars in thousands)

                                Quarter Ended      Six Months Ended
                                    June 30             June 30
                                 2006      2005      2006       2005
                              --------  --------  ---------  ---------
Revenues
  Resource                   $ 68,787  $ 60,595  $ 133,979  $ 118,401
                              --------  --------  ---------  ---------
  Land sales and development    2,031     1,024      2,671      2,564
                              --------  --------  ---------  ---------
  Wood products
    Lumber                    107,671   102,429    213,068    185,807
    Plywood                    15,368    14,918     29,795     27,254
    Particleboard               5,012     4,494      9,210      9,250
    Other                       9,773     9,706     20,844     16,742
                              --------  --------  ---------  ---------
  Total wood products
   revenues                   137,824   131,547    272,917    239,053
                              --------  --------  ---------  ---------
  Pulp and paperboard
    Paperboard                132,130   126,176    264,663    239,504
    Pulp                       15,317    13,959     30,807     27,218
    Other                         294       265        613        475
                              --------  --------  ---------  ---------
  Total pulp and paperboard
   revenues                   147,741   140,400    296,083    267,197
                              --------  --------  ---------  ---------
  Consumer products           117,142    91,526    216,677    185,662
                              --------  --------  ---------  ---------
                              473,525   425,092    922,327    812,877
Intersegment revenues         (58,902)  (56,619)  (105,223)  (107,494)
                              --------  --------  ---------  ---------
Total revenues               $414,623  $368,473  $ 817,104  $ 705,383
                              ========  ========  =========  =========
Operating income (loss)
  Resource                   $  9,764  $ 13,495  $  24,146  $  22,997
  Land sales and development    1,491       465      1,980      1,453
  Wood products                 3,481    13,705     10,742     22,269
  Pulp and paperboard           3,913      (124)     2,258      2,293
  Consumer products             6,984     1,805     13,873        851
  Eliminations                  1,049       480      1,719      2,131
                              --------  --------  ---------  ---------
                               26,682    29,826     54,718     51,994
Corporate                     (17,411)  (16,535)   (35,568)   (32,554)
                              --------  --------  ---------  ---------
Earnings before taxes        $  9,271  $ 13,291  $  19,150  $  19,440
                              ========  ========  =========  =========

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.


    CONTACT: Potlatch Corporation
             Mark J. Benson, 509-835-1513 (Media)
             Douglas D. Spedden, 509-835-1549 (Investors)